Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jeff Taylor
Franklin Electric Co., Inc.
260.824.2900

Franklin Electric Names Greg Levine, Vice President and President, Global Water
Levine succeeds Donald Kenney, who will be retiring at the end of July

Fort Wayne, IN - July 5, 2023 - Franklin Electric Co., Inc. (NASDAQ: FELE) announced today that Donald Kenney, Vice President and President, Global Water, will be retiring after 25 years with the company. Kenney was a driving force behind Franklin Electric’s Global Water growth and strategy over the last decade, and he will remain with the company through the end of July to ensure a smooth transition to his successor, Greg Levine. Levine will join Franklin Electric on July 3 from Nidec Corporation, where he served as President of the Motion Control and Drives business for the past six years. In his new role, Levine will be responsible for Franklin Electric’s global Water Systems business.

“Don’s strategic vision and customer-centric approach was essential to our growth these past few years,” said Gregg Sengstack, Chairperson and Chief Executive Officer. “We are excited to bring on a leader with a proven track record of identifying and nurturing growth opportunities. This insight will allow us to build on the strong foundation we have in place.”

Levine served in global profit and loss and technology roles for Nidec for 13 years, where he oversaw an international team of 3,800 individuals across 13 operational sites. During his time with Nidec, Levine positioned the company to grow two-fold in five years through organic growth and acquisitions. Before working at Nidec, Levine held senior engineering roles at Emerson for 15 years. “Greg’s disciplined technology focus and industry insight will help him guide Franklin Electric well into the future as we explore new products, markets and customers,” said Mr. Sengstack.

About Franklin Electric
Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and energy. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications. Franklin Electric is proud to be named in Newsweek’s lists of America’s Most Responsible Companies and Most Trustworthy Companies for 2023 and America’s Climate Leaders 2023 by USA Today.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2022, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.